BLUE CALYPSO EXPECTS PROFITABILITY IN 2015

DALLAS, TX— 12/17/14 (GLOBE NEWSWIRE) — Blue Calypso, Inc., (BCYP), developer of patented mobile consumer engagement and social advocacy solutions for retailers and product manufacturers, announces that it anticipates achieving EBITDA profitability in the second half of 2015.

“We are very excited about next year as we conclude 2014. We will begin January 2015 with roughly as much in committed sales as we expect in recognized revenue for the entire year of 2014. And our pipeline is growing, with much larger, higher dollar value opportunities,” stated Andrew Levi, co-CEO Blue Calypso.

Blue Calypso’s partner network continues to expand with steady business from IntegraColor and the addition of a new partner, Adventi Media. Adventi Media is an innovator in direct-to-door distribution and sampling. The partnership will produce a digitally enhanced engagement solution not currently found in the marketplace. The partner network will fuel the product pipeline for Blue Calypso’s mobile in-store solutions and drive profitability in 2015.

“The mobile in-store solutions portfolio will be significantly expanded in Q1 with the expected launch of a new mobile application. We believe that this new application has the potential to revolutionize the consumer retail experience,” added Mr. Levi.

About Blue Calypso, Inc.

Blue Calypso, Inc. (BCYP) develops and delivers mobile engagement and social advocacy solutions for retailers and product manufacturers using its patented portfolio of products including Mobile ADvantage™ DashTAGG® and SocialECHO™ The Company employs their unique platform to connect consumers to brands, drive store traffic, increase shopper spend and shorten the path-to-purchase. The Blue Calypso platform includes extensive big data analytics, tracking consumer engagement such as the spread of shared content, attribution, geo-location and offer redemption. Brands on this platform have key insight into the performance of their content and the sentiment of their customers in real-time. For more about the Company please visit www.bluecalypso.com

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “will,” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports filed with the Securities and Exchange Commission.

CONTACT: Blue Calypso, Inc.

Laurie Stovall800-378-2297

lstovall@bluecalypso.com

Corporate Services Advisor

         Merriman Capital, Inc.*

         Alexandra Petek

         415-248-5681

         apetek@merrimanco.com

         *Member FINRA / SIPC